Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

April 12, 2018

Enbridge Inc.,

200, 425 – 1st Street S.W.,

Calgary, Alberta,

Canada T2P 3L8.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of US$600,000,000 aggregate principal amount of 6.375% Fixed-to-Floating Rate Subordinated Notes Series 2018-B due 2078 (the “Debt Securities”) of Enbridge Inc., a corporation organized under the laws of Canada (the “Company”), issued pursuant to the Indenture, dated as of February 25, 2005, as amended and supplemented by the First Supplemental Indenture, dated as of March 1, 2012, and as further amended and supplemented by the Fifth Supplemental Indenture, dated as of the date hereof (the “Indenture”), each between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Debt Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the statutory laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is duly organized, validly existing and in good standing under the laws of Canada, that the Indenture was duly authorized, executed and delivered by the Company insofar as the laws of Canada and the applicable laws of Alberta are concerned, that all corporate action by the Company related to the Debt Securities was duly authorized as a matter of Canadian law and that the Debt Securities have been duly authorized, executed, authenticated, issued and delivered insofar as the laws of Canada and the applicable laws of Alberta are concerned.  Also, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Debt Securities conform to the specimen thereof examined by us, that the Trustee’s certificates of authentication of the Debt Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Company’s Registration Statement on Form S-3 relating to the Debt Securities and to the reference to us under the heading “Validity of Securities” in the prospectus supplement relating to the Debt Securities, dated April 5, 2018.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP